UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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A. T. Cross Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2013

TO THE SHAREHOLDERS OF A.T. CROSS COMPANY:

Notice is hereby given that the annual meeting of shareholders of A.T. Cross Company (the “Company”) will be held on Thursday, April 25, 2013 at 10:00 a.m. at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865, for the following purposes:

1.    To fix the number of directors at nine, of which three shall be Class A directors and six shall be Class B directors (by holders of Class A and Class B common stock voting together as a single class).

2.    To elect three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.

3.    To transact such other and further business as may properly come before said meeting upon which the holders of Class A common stock or Class B common stock, respectively, are entitled to vote.

The stock transfer books will not be closed. The close of business on February 28, 2013 has been fixed as the record date for determining shareholders entitled to vote at the annual meeting or any adjournments or postponements thereof, and only holders of record of Class A common stock or Class B common stock as of that time are entitled to receive notice of and to vote at said meeting or any adjournments or postponements thereof.

Finally, we wish to acknowledge director Edward J. Cooney, who served on the Company’s Board of Directors with distinction since 2004. Mr. Cooney passed away unexpectedly on March 20, 2013. In fiscal year 2012, Mr. Cooney served as Chairman of the Audit Committee and a member of the Compensation Committee. His contributions and friendship will be greatly missed.

By order of the Board of Directors

Tina C. Benik

Vice President, Legal and Human Resources

Corporate Secretary

March 27, 2013

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2013.

The Company’s Proxy Statement and Annual Report are available at:

http://www.edocumentview.com/ATX.

ONE ALBION ROAD

LINCOLN, RHODE ISLAND 02865

PROXY STATEMENT

FOR ANNUAL SHAREHOLDERS’ MEETING

APRIL 25, 2013

This statement is furnished in connection with the accompanying proxy which is solicited by the Board of Directors of A.T. Cross Company (the “Company”) from holders of Class A common stock and Class B common stock of the Company for use at the annual meeting to be held April 25, 2013 at 10:00 a.m. at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865 (the “Meeting”). Any shareholder giving a proxy may revoke the same prior to its exercise by filing a later proxy with the Corporate Secretary of the Company, by attending the Meeting and voting in person, or by giving notice in writing or in person to the Corporate Secretary. If not revoked, the persons named in the accompanying proxy will vote such proxy in the manner specified therein and, in the discretion of the persons named, for or against any matter upon which holders of Class A common stock and Class B common stock are entitled to vote which properly comes before the Meeting and which has been omitted from the proxy and proxy statement. The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by the Company. Solicitation may be made in person or by telephone or telegraph by officers or other employees of the Company, who will not receive additional compensation. In addition, the Company has retained Okapi Partners LLC, New York, N.Y., to aid in the solicitation of proxies. The charges of such firm, estimated at $6,250, plus expenses, will be paid by the Company. This proxy statement and the enclosed form of proxy are expected to be sent to shareholders on or about March 27, 2013.

A copy of the Company’s annual report for the fiscal year 2012 containing financial statements for the year ended December 29, 2012 is also enclosed, but is not to be considered a part of the proxy soliciting material.

As of February 28, 2013 the Company had outstanding 11,387,542 shares of Class A common stock and 1,804,800 shares of Class B common stock. Only shareholders of record at the close of business on that date are entitled to vote at the annual meeting.

Shareholders shall be entitled to one vote for each share held on the foregoing record date with respect to matters on which shares of that class are eligible to vote.

SHAREHOLDERS’ PROPOSALS

Any proposal of a shareholder intended to be presented at the next annual meeting of the Company, scheduled to be held April 24, 2014, must be received by the Company’s Corporate Secretary not later than November 26, 2013 for inclusion in the proxy statement and form of proxy relating to that meeting. Any shareholder proposal intended to be presented at the next annual meeting of the Company without being included in the proxy statement and form of proxy relating to such meeting must be received by the Company’s Corporate Secretary not later than February 23, 2014.

ACTIONS TO BE TAKEN AT THE MEETING

At the Meeting, shareholders will be asked to:

•	To fix the number of directors at nine, of which three shall be Class A directors and six shall be Class B directors (by holders of Class A and Class B common stock voting together as a single class).

•

To elect three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.

•	To transact such other and further business as may properly come before the Meeting upon which the holders of Class A common stock or Class B common stock, respectively, are entitled to vote.

VOTING RIGHTS

Holders of Class A common stock have the right to elect one-third of the number of directors from time to time fixed by the holders of Class A and Class B common stock voting together as a single class; provided, however, that if the total number of directors is not evenly divisible by three, then the holders of Class A common stock have the right to elect that number of directors which is the nearest whole number when the total number of directors is divided by three. Holders of Class B common stock have the right to elect the remaining directors. It is proposed that the number of directors for the ensuing year be fixed at nine (see “Election of Directors” on page 5), and if this proposal is adopted, holders of Class A common stock will have the right to elect three directors.

In addition, holders of Class A and Class B common stock vote together as a single class:

a)	For the reservation in the future of shares to be issued pursuant to options granted or to be granted to directors, officers or employees; and

b)	With respect to the acquisition of assets or shares of any other company if:

(1)	An officer, director or holder of ten percent or more of either Class A or Class B common stock has an interest in the transaction;

(2)	The transaction would, in the reasonable judgment of the Board of Directors, presently or potentially increase by nineteen and one-half percent or more the aggregate of the Class A or Class B common stock outstanding immediately prior to such transaction; or

(3)	The transaction would involve the issuance of any Class A or Class B common stock and in the reasonable judgment of the Board of Directors the value of the consideration furnished by the Company is nineteen and one-half percent or more of the aggregate market value of all Class A and Class B common stock outstanding immediately prior to such transaction.

If the consummation of any transaction described above would, with respect to either the Class A common stock or the Class B common stock, result in a change in the designations, preferences, limitations or relative rights of the shares of such class or have certain other effects as specified in the Company’s articles, the holders of Class A and Class B common stock vote as separate classes on such transaction.

Except as stated above or otherwise required by law or applicable stock exchange listing standards, all voting power is vested in the holders of Class B common stock so long as any shares of Class B common stock are outstanding.

VOTING PROCEDURES

The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. The numbers of Class A and Class B directors will be fixed by vote of the holders of a majority of the Class A and Class B shares present at Meeting in person or represented by proxy, voting as a single class. The Class A directors will be elected in each case by vote of the holders of a majority of the Class A shares present or represented at the Meeting, and the Class B directors will be similarly elected by the holders of a majority of the Class B shares. Shares represented by proxies which are marked “abstain” with respect to fixing the number of directors or “withheld” with respect to the election of any particular nominee for director, will be counted as shares present and entitled to vote, and accordingly any such marking of a proxy will have the same effect as a vote against the proposal to which it relates. The Board of Directors does not know of any matters which will be brought before the Meeting other than those specifically set forth in the accompanying Notice of Annual Meeting. If any other matters are presented to the Meeting, the persons named in the enclosed proxy have discretionary authority to vote and will vote all proxies with respect to such matters in accordance with their judgment.

Brokers who hold Class A shares in street name have the authority to vote such shares on certain discretionary items, including fixing the number of directors, unless they have received instructions from the beneficial owners to the contrary, in which case the shares are to be voted or the votes relating thereto withheld, as directed by the beneficial owners. The election of directors is not considered to be a routine matter, and, therefore, your broker will not have discretion to vote on this matter unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any director nominee or on any proposal on which your broker does not have discretionary authority (resulting in a broker non-vote). Under Rhode Island law, broker non-votes represented at the Meeting are considered present for purposes of establishing a quorum but not entitled to vote and, therefore, will not have any impact on the outcome of such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 28, 2013 (except as otherwise noted) certain information concerning the ownership of shares of Class A or Class B common stock of the Company by (i) each person or group known by the Company to beneficially own more than 5% of the outstanding Class A or Class B common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table on page 16, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.

	Number of Shares				Percent of Class
Name	Class A		Class B(1)		Class A	Class B
Martha Boss Bennett(2)	835,658	(5)	902,400	(5)	7.34%	50%
Robin Boss(2)	835,658	(5)	902,400	(5)	7.34%	50%
Paul A. Silver(7)	831,000	(5)	902,400	(5)	7.30%	50%
Edward P. Pieroni(8)	626,000	(4)	902,400	(4)	5.50%	50%
Geoffrey M. Boss(9)	629,726	(4)	902,400	(4)	5.53%	50%
Andrew T. Boss(9)	629,726	(4)	902,400	(4)	5.53%	50%
Dimensional Fund Advisors LP(10)	922,777		—		8.10%	—
First Dallas Holdings, Inc.(11)	804,700		—		7.07%	—
Franklin Resources, Inc.(12)	588,800		—		5.17%
Russell A. Boss	185,983	(3)	—		1.63%	—
Bernard V. Buonanno, Jr.	18,827	(6)(16)	—		*	—
Edward J. Cooney(18)	10,773	(16)	—		*	—
Jacob C. Gaffey	3,974		—		*	—
Dwain L. Hahs	29,560	(17)	—		*	—
Harlan M. Kent	21,915		—		*	—
Andrew J. Parsons	46,036		—		*	—
Frances P. Philip	7,952		—		*
David G. Whalen(13)	1,201,102	(6)(14)	—		10.07%	—
Kevin F. Mahoney	349,511	(6)(14)	—		3.03%	—
Charles R. MacDonald	351,834	(6)(14)	—		3.06%	—
Charles S. Mellen	211,199	(6)(14)	—		1.84%	—
Tina C. Benik	84,946	(6)(14)	—		*	—
All directors and executive officers as a group (17 persons)	2,586,818	(15)	1,804,800		20.99%	100%

(1)	The Class B common stock is convertible share for share into Class A common stock at any time at the option of the holder. If all of the Class B shares were converted into Class A shares, Ms. M. Boss Bennett, Mr. Silver and Ms. R. Boss, as co-trustees of the W. Russell Boss Jr. Trust B, and Mr. Pieroni, Mr. G. Boss and Mr. A. Boss, as co-trustees of the W. Russell Boss Jr. Trust A, would be the beneficial owners of 14.14%, 14.10%, 14.14%, 12.44%, 12.47% and 12.47%, respectively, of the outstanding Class A common shares.
(2)	Ms. M. Boss Bennett’s and Ms. R. Boss’s address is One Albion Road, Lincoln, Rhode Island 02865.
(3)	Excludes shares beneficially owned by spouse.
(4)	Mr. G. Boss, Mr. A. Boss and Mr. Pieroni are co-trustees of the W. Russell Boss, Jr. Trust A. The co-trustees jointly exercise investment and voting powers with respect to the assets of the trust. The 626,000 shares of Class A common stock and 902,400 shares of Class B common stock held by such trust are included in the amounts above for each of the co-trustees.
(5)	Ms. M. Boss Bennett and Ms. R. Boss (both daughters of Mr. R. Boss) and Mr. Silver are co-trustees of the W. Russell Boss, Jr. Trust B. The co-trustees jointly exercise investment and voting powers with respect to the assets of the trust. The 831,000 shares of Class A common stock and 902,400 shares of Class B common stock held by such trust are included in the amounts above for each of the co-trustees.
(6)	Includes the following Class A shares subject to options exercisable within 60 days: Mr. MacDonald — 100,000, Mr. Buonanno — 4,000; Mr. Whalen — 534,351; Mr. Mahoney — 160,000; Mr. Mellen — 100,000; and Ms. Benik — 13,333.
(7)	Mr. Silver’s address is 50 Kennedy Plaza, Suite 1500, Providence, Rhode Island 02903.
(8)	Mr. Pieroni’s address is One Catamore Boulevard, East Providence, Rhode Island 02914.
(9)	Mr. G. Boss’s and Mr. A. Boss’s address is One Albion Road, Lincoln, RI 02865.
(10)	Dimensional Fund Advisors, LP has sole voting power with respect to 913,616 shares and sole dispositive power with respect to 922,777 shares. Share ownership information is based on Dimensional Fund Advisors’ Schedule 13G filed with the SEC on February 8, 2013, which reported ownership as of December 31, 2012. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(11)

First Dallas Holdings, Inc. has shared voting power with respect to 804,700 shares and shared dispositive power with respect to 804,700 shares. Craig D. Hodges has shared voting power with respect to 804,700 shares and shared dispositive power with respect to 824,650 shares. First Dallas Securities, Inc. has shared dispositive power with respect to 12,500 shares. Hodges Capital Management, Inc. has shared voting power with respect to 804,700 shares and shared dispositive power with respect to 817,175 shares. Hodges Fund has shared voting and dispositive power with respect to 514,300 shares.

Hodges Small Cap Fund has shared voting and dispositive power with respect to 290,400 shares. Share ownership information is based on First Dallas Holdings Inc.’s Schedule 13G filed with the SEC on February 13, 2013 reporting ownership as of December 31, 2012. The address of First Dallas Holdings, Inc. is 2905 Maple Avenue, Dallas, TX 75201.
(12)	Franklin Resources, Inc. has sole voting and dispositive power with respect to 588,800 shares; Charles B. Johnson has sole voting and dispositive power with respect to 588,800 shares; Rupert H. Johnson, Jr. has sole voting and dispositive power with respect to 588,800 shares; Franklin Advisory Services, LLC has sole voting and dispositive power with respect to 588,800 shares. Share ownership information is based on Franklin Resources’ Schedule 13G filed with the SEC on February 2, 2012, which reported ownership as of December 31, 2011. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403. The address of Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024-2938.
(13)	Mr. Whalen’s address is One Albion Road, Lincoln, Rhode Island 02865.
(14)	Includes the following restricted Class A shares as to which the holder has sole voting power but no investment power during the restricted period: Mr. Whalen — 210,800; Mr. Mahoney — 98,334; Mr. MacDonald — 143,667; Mr. Mellen — 106,667; Ms. Benik — 35,000.
(15)	Includes 937,684 shares subject to options exercisable within 60 days and 598,468 shares of restricted stock as to which there is sole voting power but no investment power during the restricted period.
(16)	Does not include the following phantom shares: Mr. Buonanno — 28,823; Mr. Cooney — 28,739. Phantom shares track the Class A common stock price but carry no voting power.
(17)	Includes 14,902 shares held through Stonehenge Management, LLC. Stonehenge Management, LLC is a family owned business; Mr. Hahs owns a 40% interest in Stonehenge and claims sole voting and dispositive power.
(18)	Mr. Cooney passed away on March 20, 2013.
*	Less than 1%.

ELECTION OF DIRECTORS

It is proposed to fix the number of directors at nine, of which three will be designated “Class A Directors” and six will be designated “Class B Directors”. It is also proposed to elect three Class A directors (by holders of Class A common stock only) and five Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Proxies will be voted for the nominees set forth below unless authorization to do so is withheld. All nominees are currently members of the Board of Directors. Should any nominee become unavailable for any reason to accept nomination or election as a director, the persons named in the proxy will vote for the election of such other person or persons as management may recommend unless the shareholders vote to reduce the authorized number of directors. The principal occupation and certain other information regarding the background and qualifications of the nominees, including the experience and skills that led to the selection of that nominee for membership on the Company’s Board, are set forth below. The terms of all directors will expire when their successors are duly elected at the annual meeting of shareholders scheduled to be held April 24, 2014. The following tables reflect information as of December 29, 2012.

Nominee	Age	Principal Occupation During Past Five Years and Relevant Experience	Director Since	Other Directorships(1)
CLASS A DIRECTORS
Harlan M. Kent	50	President and Chief Operating Officer, Yankee Candle Company (2001-2009); thereafter Chief Executive Officer, Yankee Candle Company. Mr. Kent brings valuable insights and experience to the Board from his senior role as President and Chief Operating Officer at a consumer products company, including sales, marketing, distribution and operational expertise.(6)	2008	Yankee Candle Company
			2012	Rue 21
Andrew J. Parsons	69	Senior Partner and Director, McKinsey & Company (global strategic management consulting firm) to December 2000; thereafter Member, McKinsey Advisory Council to June 2004; thereafter Director Emeritus, McKinsey & Company; Chairman and Chief Executive Officer, Gulliver Growth Partners LLC (management advisory firm). Mr. Parsons’ previous experience as a Senior Partner at McKinsey focusing on worldwide consumer products provides the Company with both directly relevant experience as well as a global perspective. In addition, Mr. Parsons brings to the Company expertise in management and governance matters.(2) (3)	2001	UST Inc.
Frances P. Philip	54	Served in several positions with L.L. Bean (1994-2002); thereafter Chief Merchandising Officer, L.L. Bean (2002-2011). Ms. Philip’s senior position and extensive experience in product design, development and merchandising with a leading retailer provides the Company with a valuable and unique operational perspective.(2)	2011	Vera Bradley, Inc.
CLASS B DIRECTORS
Russell A. Boss	74	President and Chief Operating Officer to April 1993; thereafter President and Chief Executive Officer to November 14, 1999; thereafter Chairman of the Board. Mr. Boss’s extensive career at the Company in a wide variety of roles gives him unique insights into the Company’s challenges, opportunities and operations. In addition, Mr. Boss’s share holdings ensure that shareholders’ interests are aligned with the Company.(4) (5)	1962
Bernard V. Buonanno, Jr.	75	Senior Partner, Edwards Angell Palmer & Dodge, LLP (now Edwards Wildman Palmer, LLP), Providence, RI (attorneys-at-law) (1988-2011); thereafter Managing Director, Riparian Partners, A Division of Oppenheimer & Co. Inc., Providence, RI (investment banking firm). Mr. Buonanno’s background as a previous business owner, a principal at an investment firm and as an attorney provide the Company with key insights and experience from a transactional as well as operational perspective.(5) (6)	1986	Old Stone Corporation
Jacob C. Gaffey	65	Senior Vice President, Financial Institutions Group, Lehman Brothers, Inc. (2002-2008); thereafter Partner, Bay Capital Advisors, LLC, (investment banking company) Providence, Rhode Island to 2013; thereafter Managing Director, Northeast Capital & Advisory, Inc., a subsidiary of Loomis & Co., Inc. Mr. Gaffey provides the Company with extensive experience in corporate governance and transactional issues, as well as financial expertise.(3)	2011

Nominee	Age	Principal Occupation During Past Five Years and Relevant Experience	Director Since	Other Directorships(1)
Dwain L. Hahs	60	Senior Vice President, Head of Operations and Engineering Bausch & Lomb, Inc. (2000-2006); thereafter Senior Vice President, Asia-Region (2006-2008); thereafter President, Stonehenge Management LLC (a private investment company) (2009-present). Mr. Hahs has had extensive senior global experience in sales, marketing and operations. In addition, Mr. Hahs has had international senior positions which provide the Board with a very key perspective on the Company’s business. Lastly, Mr. Hahs has had extensive experience in the optical and sunglass business providing excellent direct insight into the Company’s optical division operations.(2)	2010
David G. Whalen	55	President and Chief Executive Officer. Mr. Whalen brings value and relevant expertise to the board both from his unique knowledge of the Company as well as from his prior experience in senior roles in marketing and operations at a global publicly traded optical company.(4)	1999

(1)	Includes only companies with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934 and any company registered as an investment company under the Investment Company Act of 1940.
(2)	Member of Nominating and Corporate Governance Committee.
(3)	Member of Audit Committee.
(4)	Member of Executive Committee.
(5)	Russell A. Boss and Bernard V. Buonanno, Jr. are cousins by marriage.
(6)	Member of Compensation Committee.

The Board of Directors recommends a vote “FOR” fixing the number of directors at nine, of which three will be designated “Class A Directors” and six will be designated “Class B Directors and “FOR” the election as directors of the current directors identified above.

Corporate Governance

Board of Director and Shareholder Meetings:    The Board of Directors met five times during the fiscal year ended December 29, 2012 (“fiscal year 2012”). All directors attended at least 75% of the Board of Directors meetings and applicable committee meetings in fiscal year 2012. The Company has adopted a policy that requires members of the Board of Directors to make every effort to attend the Company’s Annual Meeting. All members of the Board of Directors attended the Company’s 2012 Annual Meeting.

Board of Director Independence:    The Board of Directors is committed to strong, independent board leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. The Board of Directors has reviewed the relationship that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ rules (“NASDAQ Rules”) and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, are considered to be independent directors. The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include those persons’ current and historic relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Board members are directors or executive officers. Specifically, the Board considered that Bernard V. Buonanno and Russell A. Boss are cousins by marriage. After evaluating these factors, the Board of Directors has determined that the following directors are independent directors within the meaning of applicable NASDAQ Rules: Bernard V. Buonanno, Jr; Jacob C. Gaffey; Dwain L. Hahs; Harlan M. Kent; Frances P. Philip; and Andrew J. Parsons. Edward J. Cooney, who passed away on March 20, 2013, was determined to be an independent director within the meaning of applicable NASDAQ Rules during fiscal year 2012.

Independent members of the Board of Directors are scheduled to meet at least twice per year in executive session without management, but will meet as often as is deemed necessary.

In addition, we separate the positions of Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors believes that separating the roles of Chairman and Chief Executive Officer provides an independent viewpoint and focus at board meetings, and ensures that our CEO will be able to focus his entire energy on running the Company. We believe this structure provides strong leadership for the Board of Directors, while also positioning the chief executive officer as the leader of the Company in the eyes of our customers, employees and shareholders.

Shareholder Communications:    The Company’s shareholders may communicate directly with the members of the Board of Directors or the individual chairmen of standing Board of Directors committees by writing directly to those individuals at the following address: One Albion Road, Lincoln, RI 02865. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate offices that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Code of Ethics:    The Board of Directors originally adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) in 1996 which has been periodically updated and amended. This Code of Ethics applies to all of the Company’s (and its subsidiaries’) employees, officers and directors, including its principal executive and financial officers. A link to the Code of Ethics is on the Company’s website at www.cross.com under the Company’s Investor Relations section.

Board’s Role in Strategic Planning and Risk Oversight:    Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the consumer products industry and general business environment. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. Each year, the Board holds extensive meetings with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by the Chairman and Chief Executive Officer as part of the meeting. The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the company. Our Board administers its risk oversight function as a whole and through its Board Committees. For example, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our company and our risk mitigation strategies.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees.

Audit Committee.    The current members of the Audit Committee are Andrew J. Parsons and Jacob C. Gaffey. Edward J. Cooney, who passed away on March 20, 2013, served as Chairman of the Audit Committee in fiscal year 2012. The Board has determined that the members of the Audit Committee are, and Mr. Cooney was, independent within the meaning of applicable NASDAQ Rules and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). Also, the Board of Directors has determined that Edward J. Cooney was an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. As a result of Mr. Cooney’s death, the Company is no longer in compliance with NASDAQ Marketplace Rule 5605(c)(2)(A), because the Audit Committee no longer has at least three members. The Company is in the process of determining whether any other member of the Board meets the financial sophistication requirements set out in Rule 5605(c)(2)(A). The Company intends to rely on the cure provision of Rule 5605(c)(4)(B), which allows the Company until September 16, 2013 to regain compliance.

The Audit Committee meets on an as needed basis and met five times during fiscal year 2012. The Audit Committee has oversight responsibility for the establishment and maintenance of an effective financial controls environment, for overseeing the procedures for evaluating the system of internal accounting controls and for evaluating audit performance. In addition to the responsibilities listed above, the Audit Committee has responsibilities and authority necessary to comply with Rule 10A-3(b) (2), (3), (4), and (5) under the Exchange Act. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter adopted by the Board of Directors in 2000, as amended. A current copy of the Charter is available on the Company’s website, www.cross.com, in the Investor Relations section. See also the “Report of the Audit Committee” on page 28.

Compensation Committee.    The current members of the Compensation Committee are Bernard V. Buonanno, who serves as Chairman and Harlan M. Kent. Edward J. Cooney, who passed away on March 20, 2013, was a member of the Compensation Committee in fiscal year 2012. The Board has determined that the members of the Compensation Committee are, and Mr. Cooney was, independent within the meaning of applicable NASDAQ Rules. The Compensation Committee met three times during fiscal year 2012. The Compensation Committee has responsibility for developing, overseeing and implementing the overall compensation policy for the Company including the implementation of an incentive compensation plan for the Company. The Compensation Committee also determines, and/or makes recommendations to the Board of Directors concerning compensation, including incentive compensation, of the Chief Executive Officer and all other executive officers. The Compensation Committee administers the Company’s equity incentive plan. See “Compensation Discussion and Analysis” beginning on page 10. The Compensation Committee has a charter which was adopted by the Board in February 2008. That charter is available on the Company’s website, www.cross.com, in the Investor Relations section. The Compensation Committee may not delegate its authority for the responsibilities described in this paragraph.

Executive Committee.    The current members of the Executive Committee are Russell A. Boss and David G. Whalen. The Executive Committee meets on an as needed basis and met once during fiscal year 2012. The Executive Committee has the authority in certain circumstances to act in the stead of the Board between regular Board meetings.

Nominating and Corporate Governance Committee.    The current members of the Nominating and Corporate Governance Committee (“NCGC”) are Andrew J. Parsons, who serves as Chairman, Dwain L. Hahs and Frances P. Philip. The Board has determined that the members of the NCGC are independent within the meaning of the applicable NASDAQ rules. The NCGC met five times during fiscal year 2012.

The NCGC has adopted a charter which was approved by the Board of Directors in February 2007, and which has been since amended (the “NCGC Charter”). The NCGC Charter is available on the Company’s website, www.cross.com, in the Investor Relations section.

The NCGC is responsible for identifying, evaluating and recommending individuals for election or reelection to the Board of Directors, including those recommendations submitted by the Class A and Class B shareholders, and is also responsible for determining, with input from the Board, the desired criteria and attributes for Board members that will best meet the current and future needs of the Company. In addition, the NCGC is responsible, in conjunction with the Compensation Committee, for overseeing the Chief Executive Officer succession planning process and for overseeing management succession plans generally. Further, the Committee is responsible for corporate governance matters relating to the Board and the Company including conducting Board and Board Committee evaluations, implementing and maintaining Corporate Governance Guidelines, recommending Board Committee structure and composition and recommending and implementing governance best practices.

It is the policy of the NCGC that candidates for director possess the highest personal and professional ethics and integrity, have demonstrated effectiveness and sound business judgment, and possess skills and experience relevant to the business needs and objectives of the Company and to best serve the interests of the Company and its shareholders.

The NCGC’s process for identifying and evaluating nominees is as follows:

(1) in the case of incumbent directors whose terms of office are set to expire, the NCGC reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, any change of status and any related party transactions with the Company during the applicable time period; and

(2) in the case of new director candidates, the NCGC conducts such inquiries into the backgrounds and qualifications of possible candidates as the NCGC deems necessary or appropriate after considering the composition of the Board of Directors and needs of the Company. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The NCGC discusses and considers every candidates’ qualifications, including whether the nominee is independent for purposes of Exchange Act Rule 10A-3(b) and the NASDAQ Rules, and selects candidates for recommendation to the Board of Directors by majority vote of the committee. In seeking potential nominees, the Nominating and Corporate Governance Committee uses its network of contacts to identify potential candidates, but may also engage, if it deems appropriate, a professional search firm, at the Company’s expense.

The NCGC is authorized to adopt and implement such additional procedures and processes to discharge its responsibilities as it deems appropriate.

The Committee considers director candidates recommended by shareholders provided the shareholders follow the procedures set forth below. The NCGC does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a shareholder or otherwise.

The NCGC considers all bona fide candidates for Class A director positions recommended by Class A shareholders holding Class A common stock of the

Company. The Committee considers all bona fide candidates for Class B director positions recommended by Class B shareholders holding Class B common stock of the Company. The Committee considers such Class A and Class B candidates using the same screening criteria as are applied to all other potential nominees for election based on the considerations set forth above. Third parties wishing to recommend candidates for consideration by the NCGC may do so in writing by providing the recommended candidate’s name, biographical data, qualifications and a statement describing the basis for the recommendation, together with the recommended candidate’s consent to serve if nominated, to the Chairman of the Nominating and Corporate Governance Committee.

In addition, the Company’s by-laws also permit shareholders entitled to vote in the election of directors for the class of shares that they hold to nominate candidates for election as Class A directors or Class B directors, as the case may be. For nominees for election to the Board of Directors proposed by shareholders under the by-laws to be considered, the following information concerning each nominee must be timely submitted in accordance with the required procedures: (1) the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock the nominee beneficially owns, the nominee’s qualifications to serve as a director of the Company and any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and (2) as to the shareholder proposing such nominee, that shareholder’s name and address, the class and number of shares of the Company’s capital stock that the shareholder beneficially owns, a description of all arrangements and understandings between the shareholder and the nominee or any other person or persons (including their names) pursuant to which the nomination is made, a representation that the shareholder intends to appear in person or by proxy at the Meeting to nominate the person named in its notice and any other information relating to the shareholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER

PARTICIPATION

As indicated under “Compensation Discussion and Analysis” beginning on page 10, the 2012 compensation of David G. Whalen, a member of the Board of Directors of the Company, was established by the Compensation Committee and submitted to the Board of Directors for approval. In fiscal year 2012, the Compensation Committee was comprised of Bernard V. Buonanno, Jr., Edward J. Cooney and Harlan M. Kent. The compensation of the remaining executive officers of the Company was similarly reviewed and approved by the Compensation Committee and submitted to the Board of Directors for approval.

During 2012, no member of the Compensation Committee was a current or former officer or employee of the Company. None of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) or director of another entity where such entity’s executive officers served on our Compensation Committee or Board of Directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of the Company’s Board of Directors has responsibility for developing, overseeing and implementing the overall compensation philosophy of the Company. It recommends for the approval of the full Board both the incentive compensation plans that apply to all levels of management within the Company and the specific elements of compensation that make up the total compensation of the Company’s Chief Executive Officer and other NEOs.

In this analysis, the term “named executive officers” or “NEOs” refers to the Company’s Chief Executive Officer, Chief Financial Officer, and the other executive officers included in the Summary Compensation Table on page 16.

Compensation Philosophy and Objectives

In general, the Company’s executive compensation program is designed to attract, motivate, reward and retain high caliber executives to enable the Company to achieve its strategic and operating objectives. The program is designed to compensate executives at a level that is commensurate with both corporate and individual performance achievement and impact with the ultimate goal of increasing shareholder value. The Compensation Committee’s objective is to design a compensation package that is fair to both the executives and shareholders in relation to corporate performance and contributions to shareholder value, that is competitive in relation to companies of similar size and complexity of operations, that is balanced appropriately between fixed and variable components, and that is balanced appropriately between cash and equity-based compensation. As part of this compensation package, the Committee includes incentive-based compensation designed to reward the executive for both short and long-term Company success. Short-term performance is measured each fiscal year and is typically rewarded through cash incentive payments. Long-term performance is typically targeted through equity awards granted from time to time. These awards are designed to align the executives’ interests with those of other shareholders of the Company.

Overview of Compensation and Process

Pursuant to the Company’s governance structure and Committee Charter, the Compensation Committee oversees the executive compensation program and makes the recommendations of compensation elements and amounts for the named executive officers to the Board of Directors for approval.

The Compensation Committee makes recommendations relating to compensation levels of executive officers, including the NEOs, and also makes recommendations relating to the elements of compensation generally for Company management, which in each case is presented to the Board for approval. In making such recommendations, the Committee relies on the support from, and recommendations of, the Company’s Human Resources Department and, except with respect to his own compensation, the Company’s Chief Executive Officer. The Company’s Human Resources Department formulates a proposal with respect to the Chief Executive Officer’s compensation package that is submitted to the Committee for consideration. This recommendation is either developed by third party experts and/or based in significant part on third-party data as described below. The Chief Executive Officer participates in formulating the compensation proposal for the other executive officers. The Compensation Committee may exercise discretion to increase or decrease any recommended compensation levels, adjustments or awards to executives not otherwise earned under the annual incentive plans described below.

The Compensation Committee has not directly engaged a compensation consultant in connection with the structuring of compensation programs or the setting of individual compensation or performance targets. However, the Chief Executive Officer and the Human Resources Department rely on materials and data provided by Towers Watson, an independent global human resource and executive compensation consulting firm, in formulating their recommendations to the Committee. The Compensation Committee has assessed the independence of Towers Watson pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Towers Watson from serving as an independent consultant to the Compensation Committee. The Committee also periodically meets with Towers Watson to review compensation trends and best practices. In addition, the Company periodically engages Towers Watson to do regression analyses on certain of the NEOs to get more directly applicable data given the size of the Company’s operations and the lack of numerous directly applicable comparable companies. In general, in a year for those NEOs for which it does not commission regression analyses, the Company utilizes regression analyses done in the past 12 to 24 months which are then aged to reflect the marketplace. The Company uses regression analyses to obtain more accurate benchmark data since most of the readily available survey information reflects companies that are significantly larger in revenue size than the Company. Second, the Company seeks specific advice from Towers Watson from time to time regarding the elements of its compensation program. For example, Towers Watson has been engaged in the past to review and analyze the structure of the Company’s annual incentive plan described on page 10. Towers Watson is not consulted every year, however, and is not necessarily consulted with respect to every component of the executive management team’s total compensation. The Compensation Committee has not directly retained or obtained guidance from Towers Watson in this respect, but it has access to Towers Watson personnel in considering the proposals put forth by management. The Compensation Committee has the authority, to the extent it deems necessary, to retain its own advisors in developing its recommendations. The Company does not have a formal policy relating to the allocation of compensation between cash and non-cash elements such as equity awards. In the recent past, the Company has utilized both cash and non-cash awards for variable compensation programs. Since the Company’s adoption of the accounting rules for share-based payments under ASC 718 Compensation—Stock Compensation for fiscal year 2006, the Company has limited the use of equity grants as a form of incentive compensation for the broader management group. The Company expects, however, to make long term equity grants on a periodic basis to a limited group of executives. The purpose of instituting periodic grants is to create a more effective retention vehicle for senior executives and to continually align their interests with the longer-term interests of the Company’s shareholders.

When structuring incentive compensation programs, the Company will determine the appropriate form of grant — cash or equity — depending on the objective of that particular program. The Company generally uses cash incentive awards to drive shorter term (i.e., one year) performance, and equity based grants to provide recognition, to drive longer term performance (i.e., from one to three years) and/or as a retention vehicle.

In addition to the equity awards made from time to time to senior management, equity grants are also made as appropriate as a means of attracting highly qualified new executives and more closely aligning their interests with those of the Company’s shareholders. Equity grants are also made on an ad hoc basis to reward or incent specific individual performance outside of the senior management group.

The Company has no formal stock ownership guidelines for officers. Directors are required to own a minimum of the greater of 10,000 shares or $150,000 worth of Cross Class A common stock within the later of five years after having been elected to the Board or April 2015. In addition, directors are required to receive a portion of their annual retainer in the form of equity, as described in the “Director Compensation” discussion on page 27.

Elements of the 2012 Compensation

There were four primary components of the compensation package of the NEOs for 2012. Those components are:

•	base salary;

•	cash awards under the Company’s annual incentive plan and discretionary bonuses;

•	equity-based awards; and

•	retirement benefits.

In addition, each executive receives standard health and life insurance benefits. The Company does not currently grant perquisites or other personal benefits.

Base Salary

The Company provides NEOs, like its other employees, a fixed base salary in order to compensate them for the services that they provide to the Company over the course of the year for sustained performance. Base pay is generally based on the responsibilities of the position, the skills and experience required for the job, the individual performance of the employee, business performance, labor market conditions and by reference to market median salary levels. Specifically for CEO compensation, as one element of the analysis, the Human Resources Department benchmarks other companies’ CEOs’ compensation as it formulates its recommendation to the Compensation Committee. Companies were chosen as benchmarks based on their revenue size and the industry in which they operate. Specifically, companies that manufacture or distribute consumer products and that had the revenue closest in size to the Company and for which publicly available information was available, were chosen. The universe of meaningful public comparable companies is limited. Following are the benchmarked companies for 2012: Tiffany & Company, Fossil, Movado Group, Coach, Tandy Brands, Callaway Golf, K-Swiss, Kenneth Cole Productions and Swank. In reviewing this data for 2012, the Company’s CEO compensation fell within the lower range of these benchmarked companies’ CEOs’ compensation, as did the Company’s revenue size. Because of the relatively small number of meaningful peer companies, the Compensation Committee also reviewed market data to determine the competitiveness of Mr. Whalen’s compensation. The market survey data indicated that Mr. Whalen’s base compensation falls just below the 50th percentile of the target market and that his total target cash compensation falls similarly at the 50th percentile. The Compensation Committee recommended to the Board of Directors a 2.5% increase to Mr. Whalen’s base compensation for 2012, however, Mr. Whalen declined the increase.

For all employees, base salaries are typically evaluated and adjusted annually. Salary increases typically take effect in April of each year, unless business circumstances dictate differently. Like the other elements of compensation, these adjustments are recommended to the Compensation Committee by the Human Resources Department for the base salary of the Chief Executive Officer, and by the Chief Executive Officer and the Human Resources Department together for other named executives.

Cash Incentive Programs

At the beginning of each year, following an analysis by the Human Resources Department, the Compensation Committee recommends performance-based annual incentive plans to the Board of Directors for its approval for that year which generally cover management and other exempt employees other than the CEO. The CEO’s plan is set by the Compensation Committee and the Board in consultation with the CEO. The annual incentive plans are designed to be the primary compensation element to drive and recognize performance against established business objectives and to reward accomplishments within any given year. The Plans for 2012 on both a corporate and divisional basis were designed primarily to reward segment performance in generating some or all of the following: earnings per share, operating income, cash flow generation, and cost reduction. Target award levels are generally set by reference to a percentage of the employee’s base salary. For 2012, the Annual Incentive Plans provided that, generally, an annual incentive pool would be created and awarded based primarily upon the achievement of applicable corporate or divisional segment earnings per share (“EPS”) or operating income before taxes (“OIBT”) objectives for the year. The Company believes that achieving increasing EPS and OIBT levels are key to enhancing shareholder value and utilizes those as the key criteria for Company performance. For the purposes of determining incentive compensation, OIBT is defined as operating income before taxes but excluding extraordinary or non-recurring items. If earned, the award made to participants is then adjusted depending on the achievement of other previously identified individual objectives.

In addition to EPS, the CEO is measured against other performance metrics that drive shareholder value: revenue growth, free cash flow and net cash.

During 2012, the named executive officers (the “NEOs”), other than the CEO, had the opportunity under the applicable annual incentive plan to earn a target bonus of between 35% and 45% of their base salary if OIBT or EPS targets were met. The NEOs, other than the CEO, have a maximum bonus opportunity equal to 150% of their target, with the exception of Charles MacDonald who has a maximum opportunity of 200% of his target. The CEO has a target bonus opportunity of 75% of his base salary, and a maximum opportunity of 100% of his base salary.

The Chief Executive Officer earned a bonus for 2012 by achieving against the objectives previously determined by the Compensation Committee. Following is a chart outlining the fiscal 2012 performance measures for CEO performance and the results against which an award was paid:

Measure of Company Performance	Needed for Target	Weight	Result
Revenue	$185.1MM	20%	$180.5MM
EPS	$0.70	40%	$0.70
Free Cash Flow	$3.2MM	20%	$11.3MM
Net Cash	$6.0MM	20%	$12.3MM

Based on the foregoing, Mr. Whalen earned 111% of his target bonus ($450,000) resulting in an award of $499,000.

The Compensation Committee determined to award bonuses to NEOs other than the CEO based on their performance on individual objectives as well as the results of the consolidated entity or the individual division as applicable. While bonus amounts paid to the NEOs, including the CEO, were earned under the applicable incentive plan, certain NEOs, other than the CEO, also received a discretionary bonus payment in recognition of their performance during 2012. Elements that the Compensation Committee considered in awarding bonuses included segment OIBT, EPS, operating cash flow, cost reduction, and revenue generation. Bonuses paid under the annual incentive plans are reflected in the Summary Compensation Table below under the heading “Non-Equity Incentive Plan Compensation.” Discretionary bonuses paid to our named executive officers are reflected in the Summary Compensation Table below under the heading “Bonus”.

Equity-based Awards

The Compensation Committee has determined that it will review equity awards to senior management approximately every twenty four months, although the value generated to the recipient may be for a longer time period, e.g., three versus two years. In so doing, the Compensation Committee is recognizing that equity-based retention and performance awards are an important tool in 1) retaining talent for long term growth and 2) rewarding and incenting executive performance that will have a long term impact on shareholder value. By regularly granting equity based awards that are structured so that senior management at all times has pending awards towards which they are working, the Compensation Committee believes that it has created the optimum combination of retention and incentive to this key management group.

Equity-based awards, including restricted stock awards, may be made by the Compensation Committee in its sole discretion, though in practice the Committee recommends such awards to the full Board for approval. These grants are made under the Company’s Omnibus Incentive Plan. At the time an award of restricted stock is made, if the award is performance based, the Committee establishes a restricted period and prescribes conditions for the lapse of restrictions during the restricted period, including the lapse of restrictions upon the attainment of certain objectives designed to drive shareholder value and, for retention purposes, upon the passage of time. Upon the grant of restricted stock, shares equal to the number of shares of restricted stock granted to an employee are registered in the employee’s name but are held in custody by the Company for the employee’s account. The shares are valued at the fair market value of the common stock on the date of the grant. The Company made a grant of restricted stock to all of its NEOs in 2012, which grants are reflected in the “Grants of Plan Based Awards” Table.

The Company’s process for granting options is prescribed in the Company’s Omnibus Incentive Plan, as amended, which is administered by the Compensation Committee. The Committee follows this practice in setting the exercise price of nonqualified stock options as well. The Committee has on occasion authorized the grant of options to occur in the future, with an exercise price equal to the fair market value as of the effective date of the grant. The Committee has never granted options with a grant date that preceded the Committee’s authorization of the grant, nor has it granted stock options with an exercise price of less than the fair market value on the date of grant. The Company made an enhanced performance equity grant to Charles MacDonald in 2012. A greater number of restricted shares may be earned upon the earlier attainment of an enhanced performance target during the applicable timeframe.

Retirement-related Benefits

401(k) plan.    The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all of the Company’s U.S. based employees, including the NEOs, are able to contribute up to the lesser of 25% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. The Company matches the participants’ contributions based on the following schedule:

Participant contribution	Company match
1%	1.0%
2%	2.0%
3%	2.5%
4%	3.0%
5%	3.5%
6% or more	4.0%

In addition to the Company match, all participants qualify for an annual core contribution of 2% of pay.

The vesting schedule for all Company contributions to the 401(k) plan is 20% for each year a participant works 1,000 hours, with 100% vesting after five years of working 1,000 hours for each year.

Pension plans.    The Company maintains two defined benefit retirement plans, as further described in the “Pension Benefits” discussion beginning on page 18. The qualified pension plan (the Cross Company Pension Plan) was structured to provide funded, tax-qualified benefits up to the limits on compensation and benefits permitted under the Internal Revenue Code and was designed to provide tax-qualified pension benefits for most employees of the Company, including the NEOs. The Company amended its Cross Company Pension Plan in May 2006 to freeze benefit accruals. As a result of the freeze, any accrued benefits which participants had in that plan as of May 20, 2006 are theirs. However, benefits no longer grew after that point since compensation and years of service after that date are not included in calculating pension benefits. Benefits payable under the qualified pension plan were based on the employee’s earnings up to a compensation limit under the Internal Revenue Code ($250,000 in 2012). In addition, benefits provided under the qualified pension plan may not exceed a benefit limit under the Internal Revenue Code (the limit in 2012 was $200,000 payable as a single life annuity beginning at any age from age 62 through Social Security normal retirement age).

The nonqualified plan (the A.T. Cross Company Unfunded Excess Benefits Plan) provides unfunded, non-qualified benefits in excess of the limits applicable to the A.T. Cross Company Pension Plan and the 401(k) plan.

Nonqualified deferred compensation plan.    The Company offers its executives a deferred compensation plan, whereby the executive can elect to defer a portion of his or her future base salary and/or cash bonus. Any amounts deferred and interest or earnings credited on such amounts are exempt from income taxes during the deferral period. The full amount credited to the executive’s deferred compensation account becomes payable at the earlier of the end of the deferral period elected by the executive or upon the executive’s retirement from the Company. Currently, no executive of the Company participates in the deferred compensation plan.

Post-Termination Compensation

In order to attract, motivate, and retain executives, the Company believes that certain severance arrangements for the NEOs are appropriate and necessary. These severance arrangements were determined using benchmark compensation survey data. The Company relied on several industry surveys to determine appropriate levels of severance.

In 2005, the Board of Directors approved certain severance arrangements whereby the Chief Executive Officer and certain other NEOs will receive payments in the event that there is a change in control and a subsequent termination or constructive termination, or in the event that the executive is terminated without cause, provided the executive signs an acceptable release agreement. The terms of these arrangements are discussed in greater detail starting on page 21.

The Board also approved certain gross-up payments to the Chief Executive Officer and the other NEOs under certain circumstances in the event of change in control payments. Internal Revenue Code Section 4999 imposes a non-deductible 20% excise tax on a recipient for any change in control payments that are in excess of three times his or her average annual taxable compensation over the prior five-year period (the “base amount”). In the event that the change in control payments made to a NEO exceed three times such base amount (the “safe harbor amount”), the Company will provide a gross-up to the Chief Executive Officer to provide him the after tax benefit he would have received had the excise tax not been triggered, and will provide a conditional gross-up to the other NEOs in the event that the change in control payments exceed the safe harbor amount by more than a specified amount. The conditional gross-up provides that the change in control payments will be capped to fall below the safe harbor amount if the amount by which the change in control payments exceeds such safe harbor amount is $50,000 or less. If the change in control payments exceed such safe harbor amount by greater than $50,000, the NEO will receive a gross-up. Any change in control payments that exceeds the safe harbor amount (including any gross-up) is not deductible by the Company.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to any of the corporation’s chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Board and the Compensation Committee will work to structure performance-based compensation, including equity-based grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The Board and the Compensation Committee reserve the authority to award non-deductible compensation in certain circumstances as they deem appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued under it, no assurance can be given, despite the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Effective January 1, 2006, the Company accounts for equity-based grants, including stock options and restricted stock awards, in accordance with the requirements of ASC 718 Compensation—Stock Compensation. The effect of those requirements is considered in structuring equity awards and has weighted recent total compensation in favor of cash with a performance-based stock grant component, where expense is recognized by the Company only to the extent that satisfaction of the performance conditions is probable, and in certain circumstances, a time-based stock component, where expense is recognized ratably over the life of the time-based grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and included above in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Bernard V. Buonanno, Jr., Chairman

Edward J. Cooney1

Harlan M. Kent

[1]	Mr. Cooney passed away on March 20, 2013.

SUMMARY COMPENSATION TABLE

FISCAL YEAR 2012

The following table sets forth certain information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the three other NEOs who were the most highly compensated executive officers during 2012.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(6)	Option Awards(2)(6)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
David G. Whalen	2012	$600,000	$—	$753,945	$—	$498,660	$70,122	$69,038	$1,991,765
President and Chief Executive Officer	2011	600,000	—	481,501	—	525,000	117,731	75,049	1,799,280
	2010	596,000	—	622,486	686,160	594,000	55,751	58,429	2,613,365
Kevin F. Mahoney	2012	302,000	10,125	303,744	—	169,875	2,900	30,398	819,042
Senior Vice President, Chief Financial Officer	2011	299,577	—	171,410	46,160	179,000	4,846	28,432	729,424
	2010	288,908	10,000	233,596	46,160	115,000	2,218	26,596	722,477
Charles R. MacDonald	2012	353,807	99,000	446,498	—	301,000	11,372	43,788	1,255,465
President, Cross Optical Group, Inc.	2011	334,615	119,000	222,200	46,160	231,000	19,167	45,926	1,018,068
	2010	318,269	58,000	139,887	46,160	292,000	10,022	39,497	903,835
Charles S. Mellen	2012	345,000	75,000	23,393	—	—	3,043	22,238	486,674
President, Cross Accessory Division	2011	342,308	—	51,612	46,160	—	5,035	30,439	475,553
	2010	335,000	71,494	113,000	46,160	61,506	2,198	25,503	654,861
Tina C. Benik	2012	247,000	11,293	27,723	—	8,707	57,957	16,514	369,193
Vice President, Legal and Human Resources	2011	245,115	—	53,403	18,464	2,598	97,117	21,381	438,078
	2010	240,000	38,576	101,935	18,464	23,424	55,161	20,478	498,039

(1)	Amounts in this column reflect discretionary bonus payments awarded by the Compensation Committee in recognition of the performance of the Company and/or the individual in 2012.
(2)	These equity awards were made to retain, incent and reward the NEO. For additional discussion of the Company’s Compensation program, see page 10. A discussion of the assumptions used in calculating these values may be found in Note I (Omnibus Incentive Plan) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K.
(3)	Amounts in this column reflect 2012 earnings as a result of achievement of pre-established performance targets under the annual incentive plans described on page 11. Mr. Whalen’s bonus was awarded in recognition of achievement of predetermined quantitative objectives. Mr. MacDonald’s, Mr. Mahoney’s and Ms. Benik’s awards were paid in recognition of achievement of several predetermined targets which include one or more of the following: OIBT, cash flow, earnings per share, key market sales, and expense controls.
(4)	Amounts in this column reflect the change in the actuarial values of defined benefit pension plans during 2012. Actuarial value computations are based on ASC 715 Compensation—Retirement Benefits assumptions discussed in Note 4 (Employee Benefits Plan) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. The Company does not provide above-market rates of return in the Unfunded Excess Benefits Plan relating to the 401(k) plan as described on page 18. Effective May 20, 2006, both the Qualified Pension Plan and the Excess Benefit Plan were amended to freeze benefit accruals. Therefore, the NEOs accrued no pension benefits in 2012.
(5)	Amounts in this column consist of life insurance premium payments made by the Company on behalf of each NEO and Company contributions/accruals to the 401(k) plan and/or Unfunded Excess Benefits Plan (“EBP”). The specific components are shown in the table below.

Name	Life Insurance Premium Payment	401(K)/EBP Contributions
Mr. Whalen	$1,538	$67,500
Mr. Mahoney	$1,538	$28,860
Mr. MacDonald	$1,538	$42,250
Mr. Mellen	$1,538	$20,700
Ms. Benik	$1,538	$14,976

(6)	The amounts in this column reflect the expenses recognized by the Company for accounting purposes calculated in accordance with ASC 718 Compensation—Stock Compensation with respect to the stock awards granted to the CEO and NEOs. A discussion of the assumptions used in calculating these values may be found in Note I (Omnibus Incentive Plan) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10K.

GRANTS OF PLAN BASED AWARDS

DURING FISCAL YEAR 2012

The following table describes awards to the NEOs during fiscal year 2012 under the Company’s performance-based annual incentive plan and long term incentive plan. Both plans are described in greater detail beginning on page 11.

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	All Other Option Awards	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards $
Name			Threshold #	Target #	Maximum #	Threshold #	Target #	Maximum #
David G. Whalen	2/22/12	2/22/12	$0	$450,000	$600,000	125,800	125,800	125,800	125,800	—	$—	$1,200,132
Kevin F. Mahoney	2/22/12	2/22/12	12,806	128,056	192,084	65,000	65,000	65,000	65,000	—	—	620,100
Charles R. MacDonald	3/1/12	7/12/2011	15,921	159,213	318,426	41,000	41,000	41,000	41,000	—	—	418,405
Charles S. Mellen	2/22/12	2/22/12	15,525	155,250	232,875	75,000	75,000	75,000	75,000	—	—	715,500
Tina C. Benik	2/22/12	2/22/12	9,956	99,560	149,340	25,000	25,000	25,000	25,000	—	—	238,500

All named executives have a maximum possible incentive plan award of one hundred fifty percent of the target bonus opportunity with the exception of Mr. MacDonald, whose annual incentive plan formula for 2012 had a maximum of two hundred percent of the target bonus, and Mr. Whalen who has a maximum possible target bonus opportunity of one hundred percent of his base compensation.

OUTSTANDING EQUITY AWARDS AT THE END OF FISCAL YEAR 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That have Not Vested		Market Value of Shares of Stock That have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares That have Not Vested
David G. Whalen	534,351	0	$4.155	1/8/2015	35,000	(a)	$374,150	197,467	(b)	$2,110,922
Tina C. Benik	13,333	0	3.495	12/12/2018	20,000	(c)	213,800	25,000	(d)	267,250
Kevin F. Mahoney	60,000	0	5.225	1/31/2015	8,334	(e)	89,090	95,000	(f)	1,015,550
	100,000	0	3.495	12/12/2018
Charles R. MacDonald	100,000	0	3.495	12/12/2018	10,000	(e)	106,900	104,334	(g)	1,115,330
Charles S. Mellen	100,000	0	3.495	12/12/2018	10,000	(e)	106,900	138,334	(h)	1,478,790

(a)	Restrictions on shares held by Mr. Whalen lapse in April 2013.
(b)	Restrictions on the equity incentive awards held by Mr. Whalen lapse on 71,667 of the shares in February 2013 and on 125,800 of the shares on February 2015 if certain fiscal 2012 and 2014 performance targets are met.
(c)	Restrictions on shares held by Ms. Benik lapse in one-half increments in January 2013 and January 2014.
(d)	Restrictions on the equity incentive awards held by Ms. Benik lapse in February 2015 if certain fiscal 2014 performance targets are met.
(e)	Restrictions on shares held by Mr. Mahoney, Mr. MacDonald and Mr. Mellen lapse in June 2013.
(f)	Restrictions on the equity incentive awards held by Mr. Mahoney lapse on 30,000 of the shares in February 2013 and on 65,000 of the shares in February 2015 if certain fiscal 2012 and 2014 performance targets are met.
(g)	Restrictions on equity incentive awards held by Mr. MacDonald lapse on 31,667 of the shares in February 2013, on 31,667 of the shares in February 2014, and on 41,000 of the shares in February 2015 if certain fiscal 2012, 2013 and 2014 performance targets are met.
(h)	Restrictions on the equity incentive awards held by Mr. Mellen lapse on 41,667 of the shares in February 2013, on 41,667 of the shares in February 2014, and on 55,000 of the shares in February 2015 if certain 2012, 2013, and 2014 performance targets are met.

OPTION EXERCISES AND STOCK VESTED

DURING FISCAL YEAR 2012

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
David G. Whalen	55,000	$275,100	106,667	$1,068,178
Kevin F. Mahoney	0	0	38,333	367,822
Charles R. MacDonald	0	0	45,000	431,850
Charles S. Mellen	0	0	10,000	97,950
Tina C. Benik	25,000	74,500	10,000	113,050

PENSION BENEFITS

In the United States, A.T. Cross Company maintains two defined benefit plans. One is the A.T. Cross Company Pension Plan, which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code (referred to as the “Qualified Pension Plan”). The other is the A.T. Cross Company Unfunded Excess Benefits Plan, which provides unfunded, non-qualified benefits in excess of the limits applicable to the Qualified Pension Plan and the 401(k) plan (referred to as the “Excess Plan” or the “Nonqualified Excess Plan”). The Excess Plan benefits and provisions described here and shown in the Pension Benefits Table on page 20 pertain solely to the excess pension benefits attributable to the Qualified Pension Plan. The Excess Plan benefits attributable to benefits in excess of the limits applicable to the 401(k) plan are shown in the Nonqualified Deferred Compensation Table on page 21.

The “Present Value of Accumulated Benefits” shown in the Pension Benefits Table is the present value as of December 29, 2012 of the annual pension benefit earned as of December 29, 2012 payable under a plan for the executive’s life beginning on the named executive officer’s normal retirement age. The normal retirement age is defined as age 65 in each of the plans. Certain assumptions were used to determine the present value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described in footnote 1 to the Pension Benefits Table on page 20.

Qualified Pension Plan

General

The Qualified Pension Plan was designed to provide tax-qualified pension benefits for most employees of the Company. Benefits under the Qualified Pension Plan are funded by an irrevocable tax-exempt trust. An executive’s benefits under the Qualified Pension Plan are payable from the assets held by the tax-exempt trust.

Benefits provided under the Qualified Pension Plan are based on earnings up to a compensation limit under the Internal Revenue Code (which was $250,000 in 2012). In addition, benefits provided under the Qualified Pension Plan may not exceed a benefit limit under the Internal Revenue Code (which in 2012 was $200,000 payable as a single life annuity beginning at any age from age 62 through Social Security Normal Retirement Age).

Material terms and conditions

Effective May 20, 2006, both the Qualified Pension Plan and the Excess Plan were amended to freeze benefit accruals.

The accrued benefit under the Qualified Pension Plan is expressed as an annual single life annuity payable from normal retirement age and is determined under the following formula: 40% of Average Earnings less the Social Security Credit, prorated for less than 25 years of credited service. In no event is the accrued benefit less than 20% of Average Earnings, prorated for 25 years of credited service.

The Social Security Credit is equal to the lesser of (i) and (ii), multiplied by (iii):

(i)	the average of the three most recent years of earnings (excluding earnings in excess of the Social Security Wage Base)

(ii)	Social Security covered compensation

(iii)	18.0% for participants born before 1938 16.8% for participants born between 1938 and 1954 15.6% for participants born after 1954

For purposes of the above formula, “Average Earnings” is the average of the five consecutive years’ earnings that produce the highest average and

“Credited Service” of one year is granted for 1,000 or more hours of service during a plan year. No credit is recognized for employment before January 1, 1984. Credited service was frozen as of May 20, 2006.

If the participant has attained age 62 and 5 years of service, the accrued benefit is reduced by 5/9 of 1% for each month by which the early retirement date precedes the normal retirement date.

If the participant is vested in the Qualified Pension Plan and dies while still employed by the Company, his or her spouse will receive a life annuity equal to 100% of the amount the participant would have received if he or she had elected a 100% Joint & Survivor annuity payment form commencing on his or her earliest retirement date and died the next day. If the participant dies after terminating employment, the benefit is the same as above, except that the spouse’s annuity is reduced to 50% of the amount the participant would have received under the above analysis.

Eligibility of the NEOs for unreduced pensions before normal retirement age

None; the pension benefit under the Qualified Pension Plan is reduced if paid before normal retirement age.

Elements of compensation included in applying the payment and benefit formula

Compensation includes base salary, bonus, overtime, commissions, any deferrals to the Company’s 401(k) plan, and other pre-tax contributions to a Section 125, Section 402(e)(3) or Section 402(h) plan.

Company policy with regard to granting extra years of Credited Service

Generally, an eligible employee earns one year of Credited Service for each plan year in which he or she completes 1,000 hours of service. Additional years of Credited Service are generally not granted to participants in this plan and no extra years of service have been granted to the named executives. Their respective years of Credited Service are included in the Pension Benefits Table on page 20.

Form of payment

Lump sum payments are generally only available on de minimis amounts. Based on current benefit levels, the named executives’ benefits are only payable in the form of a monthly annuity. Optional annuity forms with the spouse as beneficiary are available which are actuarially equivalent in value.

Excess Plan

General

The Excess Plan provides participants with benefits that may not be provided under the Qualified Pension Plan and the 401(k) plan because of the limits on compensation and benefits. The Excess Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Excess Plan are general creditors of the Company with respect to the payment of their Excess Plan benefits.

Material terms and conditions

The Excess Plan provides a benefit that is equal to the benefit that would be provided under the Qualified Pension Plan and the 401(k) plan if the compensation and benefit limits did not exist, less the benefit actually provided under the Qualified Pension Plan. Due to the benefit freeze under the Qualified Pension Plan, the benefits under this plan as they apply to the Qualified Pension Plan were also frozen effective May 20, 2006.

Eligibility for unreduced pensions before normal retirement age

None; the pension benefit under the Excess Plan is reduced if paid before normal retirement age.

Elements of compensation included in applying the payment and benefit formula

Compensation includes the same elements as under the Qualified Pension Plan, but without regard to Internal Revenue Code 401(a)(17) limits on compensation.

Company policy with regard to granting extra years of Credited Service

The Company’s policy with respect to the Excess Plan is identical to the Company’s policy with respect to the Qualified Pension Plan, as stated above.

Form of payment

For the named executives, benefits have generally been payable as provided under the Qualified Pension Plan or 401(k) plan, as applicable. Effective January 1, 2007, participants may receive their benefit in the form of a lump sum payment or annuity based upon their election made subject to the requirements of Internal Revenue Code Section 409A.

PENSION BENEFITS

FOR FISCAL YEAR 2012

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits at 12/29/2012(1)	Payments During Last Fiscal Year

David G. Whalen	Qualified	6	$149,879	$0
	Pension Plan
	Nonqualified	6	414,592	0
	Excess Plan
Kevin F. Mahoney	Qualified	1	21,927	0
	Pension Plan
	Nonqualified	1	0	0
	Excess Plan
Charles R. MacDonald	Qualified	3	92,545	0
	Pension Plan
	Nonqualified	3	17,031	0
	Excess Plan
Charles S. Mellen	Qualified	1	21,101	0
	Pension Plan
	Nonqualified	1	0	0
	Excess Plan
Tina C. Benik	Qualified	16	384,380	0
	Pension Plan
	Nonqualified	16	48,477	0
	Excess Plan

(1) Assumptions for Calculation of Present Value of Accumulated Benefit disclosed in Pension Benefits Table:

Measurement Date	12/29/2012
Interest Rate for Present Value	3.73%
Mortality (Pre Benefit Commencement)	None
Mortality (Post Benefit Commencement)	IRS 2012 Annuitant Mortality (M/F)
Withdrawal and Disability Rates	None
Retirement Rates prior to Age 65	None
Normal Retirement Age	65

NONQUALIFIED DEFERRED COMPENSATION

FOR FISCAL YEAR 2012

Name	Plan	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year	Aggregate Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
David G. Whalen	Nonqualified Excess Plan	$0	$52,800	$27,905	$0	$332,401
	Deferred Compensation Plan	0	0	0	0	0
Kevin F. Mahoney	Nonqualified Excess Plan	0	14,160	33	0	93,087
	Deferred Compensation Plan	0	0	0	0	0
Charles R. MacDonald	Nonqualified Excess Plan	0	27,550	12,243	0	163,129
	Deferred Compensation Plan	0	0	0	0	0
Charles S. Mellen	Nonqualified Excess Plan	0	6,000	6,297	0	67,505
	Deferred Compensation Plan	0	0	0	0	0
Tina C. Benik	Nonqualified Excess Plan	0	276	1,995	0	19,033
	Deferred Compensation Plan	0	0	0	0	0

(1)	None of the NEOs have elected to participate in the Deferred Compensation Plan.
(2)	The amounts in this column are also included in the Summary Compensation Table on page 16, in the All Other Compensation column as a portion of the Company’s 401(k) contribution.

The Nonqualified Deferred Compensation Table above shows information about two Company programs: the Excess Plan described on page 19, and the deferred compensation plan described below. The Excess Plan is designed to allow each executive to receive a Company contribution of match, and core contribution (2% of eligible compensation). The Excess Plan is administered in the same manner as the Company’s 401(k) plan, with the same participation and investment elections.

Executive officers may also defer receipt of all or part of their cash compensation under the Company’s deferred compensation plan. Amounts deferred by executives under this program are credited with interest. The participant may elect that amounts credited to his or her account be allocated between two sub-accounts: the “Interest Income Account” and the “Fixed Income Account”. The rate of interest to be credited to the Interest Income Account is equal to the six-month treasury bill rate in effect at the time interest is credited. The Fixed Income Account will be credited with income, gains, or losses that would have been earned during that period had such account been invested in the Stable Asset Fund (or such successor fund as offered under the Company’s qualified defined contribution plan). Interest is credited each June 30 and December 31. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but may not make withdrawals during their employment, except in the event of hardship as approved by the Company. All deferral elections and associated distribution schedules are irrevocable. Both plans are unfunded and subject to forfeiture in the event of bankruptcy.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The NEOs of the Company qualify for certain benefits in the event of termination of such executive’s employment. The amount of compensation payable to each NEO is dependent on the nature of the termination. Payments that may be made in cases of voluntary termination, early retirement, involuntary termination, termination following a change in control and in the event of disability or death of the executive are discussed below. The amounts payable referenced in the discussion assume that such termination was effective as of December 29, 2012, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Generally, amounts are reported in the tables below only to the extent that they are more favorable to the NEO than what is available to the Company’s other employees and are in addition to accrued benefits or earned compensation noted elsewhere in this proxy statement. The actual amounts to be paid out upon termination or change in control can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Regardless of the nature of a NEO’s termination, he or she may be entitled to receive benefits accrued and compensation earned during his or her term of employment. Such amounts may include:

•	non-equity incentive compensation earned during the fiscal year in the same manner as other employee participants;

•	vested outstanding equity grants in the same manner as other employee participants;

•	extension of exercise period for vested stock options if executive is age 62 or older in the same manner as other employee participants;

•	vested amounts contributed by the Company under the 401(k) plan in the same manner as other employee participants, the related Excess Plan and the nonqualified deferred compensation program;

•	unused and accrued vacation pay in the same manner as other employee participants; and

•	amounts accrued and vested through the Company Qualified Pension Plan in the same manner as other employee participants, and the related Excess Plan.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, the retiring executive officer will have the option to continue medical benefits until age 65 at the full premium cost in the same manner as offered to other employee participants.

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the applicable benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the NEO or his or her estate may receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate and in the same manner as other employee participants.

Payments Made Upon Involuntary Termination Without Cause

In the event of an involuntary termination without cause, in addition to the items identified above under the heading “Payments Made Upon Termination” above, each of the NEOs other than Mr. Whalen will receive a severance payment equal to 1.0 times the executive’s base salary, and Mr. Whalen will receive a severance payment equal to 2.0 times his base salary and target bonus under the annual incentive plan (75% of his base salary).

Payments Made Upon a Change in Control

The Company has a Change in Control Severance Program (the “Program”). Pursuant to this Program, if an executive’s employment is actually or constructively terminated following a change in control (other than termination by the Company for cause), in addition to the items identified above under the heading “Payments Made Upon Involuntary Termination

Without Cause”, the named executives may receive the following payments and benefits:

•	with the exception of Mr. Whalen, each of the NEOs (except for Mr. Mellen) actually or constructively terminated in the 24 month period following a change in control will receive:

☐	severance payment equal to 1.5 times the executive’s base salary;

☐	an amount equal to 1.5 times the executive’s target bonus under the annual incentive plan;

☐

in certain circumstances, an amount as described on page 14 under the heading “Post-Termination Compensation” which represents excise tax charged to the NEO as a result of any change in control payments; and

☐	any unvested stock options held by the executive will vest and become exercisable, and any restrictions on restricted stock grants held by the executive will lapse.

•	If actively or constructively terminated following, or under certain circumstances in the time period immediately preceeding, a change in control, Mr. Whalen will receive:

☐	a severance payment equal to 3.0 times his base salary;

☐	an amount equal to 3.0 times his target bonus under the annual incentive plan (75% of base salary);

☐	an amount as described on page 14 under the heading “Post-Termination Compensation” which represents excise tax charged to Mr. Whalen as a result of any change in control payments; and

☐	Professional outplacement services for a minimum period of 18 months; and

☐	any unvested stock options held by Mr. Whalen will vest and become exercisable, and any restrictions on restricted stock grants held by Mr. Whalen will lapse.

Pursuant to the Program, “Change in Control”, which definition may be slightly modified for certain of the NEOs to address his or her particular role, means (i) a change in the beneficial ownership (as defined in Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934) of more than 50% of the Class B common stock of the Company, provided, however, that in the event of a conversion of less than all of the Class B shares to Class A shares, so long as more than 50% of the Class B shares remaining following such conversion are beneficially owned by either or both of W. Russell Boss, Jr. Trust A or W. Russell Boss, Jr. Trust B, the grantors of such Trusts, or the beneficiaries of such Trusts, then that conversion will not constitute a Change in Control; or (ii) approval by Company stockholders of a consolidation or a merger in which the Company will not be the surviving corporation; or (iii) the sale of substantially all of the Company’s assets; or (iv) a conversion, redemption or other transaction whereby the holders of the Class B common stock no longer elect a majority of the Board of Directors of the Company; or (v) the sale of one or more divisions of the Company which division or divisions represent at least 30% of the Company’s consolidated revenue for the most recently completed fiscal year.

The following tables set forth the estimated value of payments and benefits that the Company’s NEOs would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 29, 2012.

Mr. Whalen

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause (no Change in Control)	Involuntary Termination Without Cause or by Executive for Good Reason (Change in Control)		Disability	Death

Compensation:
Annual Incentive Plan(1)	$900,000	$1,350,000	(4)	$450,000	$450,000
Stock Options(2)	NA	NA		NA	NA
Performance-Based Restricted Stock Awards(3)	766,110	2,110,922		766,110	766,110
Benefits & Perquisites:
Time-Based Restricted Stock Awards(3)	249,433	374,150		374,150	374,150
Health and Welfare Benefits(5)	23,581	35,372		0	0
Life Insurance Benefits(6)	3,076	4,614
Cash Severance(7)	1,200,000	1,800,000		0	0
TOTAL	$3,142,200	$5,675,058		$1,590,260	$1,590,260

(1)	See discussion on page 22 regarding payments to Mr. Whalen pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.” Additionally, as noted on page 22, in the event of disability or death Mr. Whalen would receive any earned bonus for that year under the annual incentive plan. The dollar amounts shown above assume that Mr. Whalen achieved his target bonus for 2012.

(2)	Mr. Whalen currently has no unvested stock options.

(3)	Mr. Whalen has outstanding performance-based and time-based restricted stock awards, as described in the Outstanding Equity Awards Table on page 17. If an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares; if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(4)	In the event of a change in control, the executive would receive an amount equal to 3 times his target bonus under the annual incentive plan.

(5)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(6)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 22, in the event of disability or death, the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(7)	See discussion on page 22 regarding severance payments to the Chief Executive Officer under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Mr. Mahoney

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause (no Change in Control)	Involuntary Termination Without Cause or by Executive for Good Reason (Change in Control)		Disability	Death

Compensation:
Annual Incentive Plan(1)	$0	$203,850	(2)	$135,900	$135,900
Stock Options(3)	NA	NA		NA	NA
Performance-Based Restricted Stock Awards(4)	320,700	1,015,550		320,700	320,700
Benefits & Perquisites:
Time-Based Restricted Stock Awards(4)	44,545	89,090		89,090	89,090
Health and Welfare Benefits(5)	4,603	6,905		0	0
Life Insurance Benefits(6)	1,538	2,307
Cash Severance(7)	302,000	453,000		0	0
TOTAL	$673,387	$1,770,702		$545,690	$545,690

(1)	See discussion on page 22 regarding payments to the NEOs pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.” The dollar amounts shown above assume that the executive achieved his or her target bonus for 2012.

(2)	In the event of a change in control, the executive would receive an amount equal to 1.5 times his or her target bonus under the annual incentive plan.

(3)	Mr. Mahoney currently has no unvested stock options.

(4)	Mr. Mahoney has an outstanding performance-based and time-based restricted stock award, as described in the Outstanding Equity Awards Table on page 17. The grant provides: (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(5)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(6)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 22, in the event of disability or death, the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(7)	See discussion on page 22 regarding severance payments to the NEOs under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Mr. MacDonald

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause (no Change in Control)	Involuntary Termination Without Cause or by Executive for Good Reason (Change in Control)		Disability	Death
Compensation:
Annual Incentive Plan(1)	$0	$238,820	(2)	$159,213	$159,213
Stock Options(3)	NA	NA		NA	NA
Performance-Based Restricted Stock Awards(4)	338,520	1,115,330		338,520	338,520
Benefits & Perquisites:
Time-Based Restricted Stock Awards(4)	53,450	106,900		106,900	106,900
Health and Welfare Benefits(5)	9,056	13,584		0	0
Life Insurance Benefits(6)	1,538	2,307
Cash Severance(7)	353,807	530,711		0	0
TOTAL	$702,921	$2,007,651		$604,633	$604,633

(1)	See discussion on page 22 regarding payments to the NEOs pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.” The dollar amounts shown above assume that the executive achieved his or her target bonus for 2012.

(2)	In the event of a change in control, the executive would receive an amount equal to 1.5 times his or her target bonus under the annual incentive plan.

(3)	Mr. MacDonald currently has no unvested stock options.

(4)	Mr. MacDonald has an outstanding performance-based and time-based restricted stock award, as described in the Outstanding Equity Awards Table on page 17. The grant provides: (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(5)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(6)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 22, in the event of disability or death, the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(7)	See discussion on page 22 regarding severance payments to the NEOs under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Mr. Mellen

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause (no Change in Control)	Involuntary Termination Without Cause or by Executive for Good Reason (Change in Control)	Disability	Death
Compensation:
Annual Incentive Plan(1)	$0	$0	$155,250	$155,250
Stock Options(2)	NA	NA	NA	NA
Performance-Based Restricted Stock Awards(3)	0	1,478,790	338,520	338,520
Benefits & Perquisites:
Time-Based Restricted Stock Awards(3)	53,450	106,900	106,900	106,900
Health and Welfare Benefits(4)	11,516	17,274	0	0
Life Insurance Benefits(5)	1,538	2,307
Cash Severance(6)	345,000	345,000	0	0
TOTAL	$358,054	$1,950,271	$600,670	$600,670

(1)	See discussion on page 22 regarding payments to the NEOs pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

(2)	Mr. Mellen currently has no unvested stock options.

(3)	Mr. Mellen has an outstanding performance-based and time-based restricted stock award, as described in the Outstanding Equity Awards Table on page 17. The grant provides: (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(4)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(5)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 22, in the event of disability or death, the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(6)	See discussion on page 22 regarding severance payments to the NEOs under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Ms. Benik

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause (no Change in Control)	Involuntary Termination Without Cause or by Executive for Good Reason (Change in Control)		Disability	Death
Compensation:
Annual Incentive Plan(1)	$0	$148,200	(2)	$98,800	$98,800
Stock Options(3)	NA	NA		NA	NA
Performance-Based Restricted Stock Awards(4)	NA	267,250		NA	NA
Benefits & Perquisites:
Time-Based Restricted Stock Awards(4)	NA	213,800		106,900	106,900
Health and Welfare Benefits(5)	11,526	17,288		0	0
Life Insurance Benefits(6)	1,538	2,307
Cash Severance(7)	247,000	370,500		0	0
TOTAL	$260,063	$1,019,345		$205,700	$205,700

(1)	See discussion on page 22 regarding payments to the NEOs pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.” The dollar amounts shown above assume that the executive achieved his or her target bonus for 2012.

(2)	In the event of a change in control, the executive would receive an amount equal to 1.5 times his or her target bonus under the annual incentive plan.

(3)	Ms. Benik currently has no unvested stock options.

(4)	Ms. Benik has outstanding performance-based and time-based restricted stock awards, as described in the Outstanding Equity Awards Table on page 17. The grant provides: (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(5)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(6)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 22, in the event of disability or death, the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(7)	See discussion on page 22 regarding severance payments to the NEOs under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

DIRECTOR COMPENSATION

Members of the Company’s Board of Directors who are not employees of the Company were compensated for their services during 2012 at the rate of $45,000 per annum (the “Retainer”), plus $1,000 for each Board meeting attended. During 2012, the Board of Directors held six meetings. In addition, non-employee members of the Audit, Compensation, Nominating and Corporate Governance, and Executive Committees receive $2,000 ($3,000 in the case of the committee chair) for each committee meeting attended. Board and Committee members receive $500 for participation in special (i.e., not regularly scheduled) telephonic meetings.

Fifty percent of the Retainer paid to non-employee directors is required to be paid in Class A common stock of the Company (the “Mandatory Shares”). Non-employee directors may elect to receive the balance of the Retainer and any supplemental Board and committee meeting fees in Class A common stock. The

Retainer is paid in quarterly increments on the date of the first Board meeting in each quarter. The number of shares of Class A common stock awarded as Mandatory Shares or as shares which the director has elected to receive in lieu of cash is determined by dividing the dollar amount of the compensation payable by the fair market value of those shares on the payment date. Non-employee directors also have the option of deferring any or all of their compensation. If they elect to defer stock payments, they receive phantom stock units, the cash value of which is calculated and paid to them at the end of the election period they specify. Said election period must be at least three years. All deferred compensation is paid out at the end of the election period or when the individual ceases to serve as a director, whichever occurs first. The director may elect to receive the deferred compensation in a lump sum or in up to ten annual installments.

2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards(a)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Russell A. Boss	50,481	0	0	0	0	0	50,481
Bernard V. Buonanno	59,500	0	0	0	0	0	59,500
Edward J. Cooney(2)	71,500	0	0	0	0	0	71,500
Jacob C. Gaffey	60,481	0	0	0	0	0	60,481
Dwain L. Hahs	60,481	0	0	0	0	0	60,481
Harlan M. Kent	55,481	0	0	0	0	0	55,481
Andrew J. Parsons	75,481	0	0	0	0	0	75,481
Frances P. Philip	60,481	0	0	0	0	0	60,481

(1)	Non-employee directors receive an annual retainer of $45,000, 50% of which is paid in cash and 50% of which is required to be paid in Class A common stock. Directors may elect to take the mandatory stock portion of their retainer as deferred compensation in the form of phantom shares. Directors may also elect to take all or some of the cash portion of their retainer or fees in stock or phantom stock.

(2)	Mr. Cooney passed away on March 20, 2013.

At December 29, 2012:

(a)	Mr. Buonanno had option awards outstanding of 4,000 shares. None of the other directors have any option awards outstanding.

CONSIDERATION OF MOST RECENT ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Under the Company’s Articles of Incorporation, neither an advisory vote on executive compensation nor on frequency of such a vote is among the expressly enumerated items on which the Class A shareholders are entitled to vote. However, in 2012 the Board of Directors, as part of its efforts to exercise governance best practices and in recognition of the legitimate interests that all the Company’s shareholders have in the compensation of its executives, voluntarily elected to provide the holders of its Class A common stock, together with the holders of its Class B common stock, with the opportunity to cast non-binding advisory say-on-pay and frequency votes.

At the Company’s annual meeting on April 26, 2012, over 87% of shares present were voted in support of the compensation of the Company’s named executive officers. Additionally, at that meeting, more than a majority of shares voted were in favor of a say-on-pay vote every three years. As a result, the next advisory say-on-pay vote will occur at the annual meeting of shareholders to be held in 2015.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee reappointed Deloitte & Touche LLP to serve as the Company’s independent auditors for 2012. Representatives of Deloitte & Touche LLP will be present at the Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the Company for the fiscal years ending December 29, 2012 and December 31, 2011 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”):

	2012	2011
Audit Fees	$1,025,003	$944,468
Tax Fees
International Tax Consultation	$163,031	$168,600

The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the principal accountant’s independence.

The Audit Committee’s policies and procedures regarding pre-approval of non-audit and non-tax services provided by the Company’s independent accountants require pre-approval of all services, regardless of de minimis exceptions, by the full Audit Committee. The Audit Committee has delegated such pre-approval authority to the Audit Committee Chair. During 2012, all non-audit and non-tax services were pre-approved by the Audit Committee Chair.

REPORT OF THE AUDIT COMMITTEE

The audit functions of the Audit Committee are focused on three areas:

•	the adequacy of the Company’s internal controls and financial reporting process and the quality and integrity of the Company’s financial statements.

•	the independence and performance of the Company’s internal auditor and independent auditors.

•	the Company’s compliance with legal and regulatory requirements and adherence to business ethics.

In fiscal 2012, the Audit Committee met with management to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the

Company’s independent auditors and with appropriate Company financial personnel and the internal auditor.

We regularly meet privately with both the independent auditors and the internal auditor, each of whom has unrestricted access to the Committee.

We also have the sole authority to retain and dismiss the independent auditors and review periodically their performance and independence from management.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

This year, we reviewed the Company’s audited financial statements and met with both management and the independent auditors to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management, the internal auditors and the independent auditors the consolidated financial statements for the fiscal year ended December 29, 2012. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to communication with audit committees. In addition, the Committee has received from the independent auditors the written disclosures and letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management and has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

Based on these reviews and discussions, we recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

Audit Committee

Edward J. Cooney2, Chairman

Jacob C. Gaffey

Andrew J. Parsons

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Class A common stock (“Insiders”), to file with the Securities and Exchange Commission and the NASDAQ reports of ownership and changes in ownership of such stock. Insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that during 2012 its Insiders complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Meeting other than the items referred to above. However, if other business upon which holders of Class A common stock are entitled to vote shall properly come before the meeting, proxies in the enclosed form returned as instructed will be voted in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

IMPORTANT

NO MATTER HOW SMALL YOUR HOLDINGS, YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, PREPAID ENVELOPE AT YOUR EARLIEST CONVENIENCE.

Tina C. Benik

Vice President, Legal and

Human Resources

Corporate Secretary

Dated: March 27, 2013

[2]	Mr. Cooney passed away on March 20, 2013.

002-CSN8542

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 25, 2013.

Vote by Internet • Go to www.envisionreports.com/ATX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

The Board of Directors recommends a vote FOR the following proposals:

+
1.	NUMBER OF DIRECTORS:			For	Against	Abstain
	Fixing the number of Class A directors at three and Class B directors at six.			☐	☐	☐

2.	ELECTION OF CLASS A DIRECTORS:

		For	Withhold		For	Withhold		For	Withhold
	01 - Harlan M. Kent	☐	☐	02 - Andrew J. Parsons	☐	☐	03 - Frances P. Philip	☐	☐

3.

OTHER BUSINESS:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before said meeting or any adjournment thereof upon which Class A common shareholders are entitled to vote.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date, sign and mail promptly in the enclosed envelope. This proxy will not be used if you attend the meeting in person and so request.

Important: Please sign exactly as your name or names appear on this proxy card. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, give full title as such. Corporate shareholders sign with full corporate name by a duly authorized officer. If a partnership, sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2013.

The Company’s Proxy Statement and Annual Report are available at:

http://www.envisionreports.com/ATX

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — A.T. Cross Company

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned holder of Class A common stock of A.T. Cross Company does hereby constitute and appoint Russell A. Boss and David G. Whalen, or either one of them, as attorneys and proxies of the undersigned, with full power of substitution for, and in the name and stead of, the undersigned to appear and vote all shares of Class A common stock of A.T. Cross Company held of record in the name of the undersigned at the annual meeting of A.T. Cross Company to be held at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865 on Thursday, April 25, 2013 at 10:00 A.M. and at any and all adjournments thereof as designated.

(Continued and to be voted on reverse side.)

C	Non-Voting Items
Change of Address — Please print new address below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+